Form S-3/A

Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-173938 on Form S-3 of our reports dated February 16, 2011, relating to the financial statements of Silicon Image, Inc, and the effectiveness of Silicon Image, Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

May 16, 2011